Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated August 13, 2007, with respect to the consolidated financial statements of API Nanotronics Corp for the year ended May 31, 2007, included in and incorporated by reference in this Form 10-KSB, into the Company’s previously filed Registration Statements (Nos. 333-136586 and 333-140413).

/s/ WITHUMSMITH+BROWN, P.C.

New Brunswick, New Jersey

August 20, 2007